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The following slides were presented at a Pivotal employee Town Hall meeting held on October 3, 2019.

Pivotal Town Hall October 3, 2019

Agenda   Introduction — Rob Mee Integration Update — Edward Hieatt People Culture & Tech Culture Plan — Natalie Bonifede & Mike Dalessio SpringOne Platform Preview — Dormain Drewitz Q&A  Cover w/ Image   Submit your questions throughout in Slack at:

[LOGO]

Integration Update

What’s happening? Due Diligence

What’s happening? Due Diligence Integration Planning

Q4 What’s happening? FY21 Planning Close Due Diligence Integration Planning

Q4 What’s happening? FY21 Planning Close Due Diligence Integration Planning HR Integration Planning R&D Integration Planning GTM Integration Planning IT Integration Planning Culture Integration Planning Finance Integration Planning Legal Integration Planning

The Tanzu vision Build modern applications Run enterprise Kubernetes anywhere Manage clusters wherever they are

Tanzu: R&D workstream  Pivotal and VMware R&D leadership are collaborating on workstreams to flesh out how Pivotal will contribute to the Tanzu roadmap post-close.

Tanzu: R&D sub-workstreams Software ... Data & Tanzu Networking Marketplace & Secure Supply Chain FaaS PAS for Kubernetes Running Kubernetes — PKS & Project Pacific

Emerging Structure How will we operate the Tanzu business?

Emerging Structure What is a VMware Business Unit?

People Culture & Tech Culture Plan

Introductions: Culture Integration Workstream Leads Natalie Bonifede & Mike Dalessio • • • • Who are we? How did we get here? What are our hopes and fears around the acquisition? Why are we excited about the culture workstreams? What is a “culture workstream” and what is our role?

Cultural Workstreams: Why? Integration workstreams help ensure that the proper activities, milestones, and conversations take place between Pivotal + VMware. • • Workstreams are standard practice during mergers However, dedicated workstreams for Culture are unique We’ve created two workstreams dedicated to Culture to help ensure that our People and Practices remain top of mind during the integration.

People & Culture Integration Workstreams We have three distinct yet related integration workstreams dedicated to People & Culture. The leaders of these workstreams will collaborate closely to ensure alignment and avoid silos. HR Joe Militello Benefits / Payroll Immigration Talent Management & Recruiting Learning & Development People Operations Tech Culture People Culture Natalie Bonifede Pivotal Values Diversity, Equity, Inclusion People Practices Community Engagement Social Responsibility Mike Dalessio Agile & Lean Methodologies Technical Practices Architecture Team Collaboration Product Decision Making

“Culture …”

People Culture Will cover a broad set of topics, including: • • • • • • How our values show up at work Community and client engagement Inclusive management and inclusive leadership Employee development and team health Representation and equity throughout the employee lifecycle Corporate ethics and social responsibility

Tech Culture Will cover a broad set of concerns, including: • • • • • • eXtreme Programming ("XP") practices, principles, and values Product Management practices Product Design practices Balanced Team (Support, Docs, TPM, ...) Distributed team collaboration models System architecture design

Tech Culture How about “How We Deliver Customer Outcomes Culture”? Or “Balanced Delivery Team Collaboration Culture”? (There’s a Call To Action later where you can tell us what you think needs to be included in the conversation.)

People & Tech Culture Also important – but culture, including: less-visible – aspects of our • • • • • Transparency Inclusive behaviors Psychological safety Diverse teams Tight feedback loops

People & Tech Culture TL;DR:

Cultural Workstreams: Approach & Principles We commit to the following approach: Learning Over Knowing Sustainable Over Immediate Empathy Over Correctness Continue learning how to learn. The only constant in the industry is change. Create the shortest responsible feedback loops. Don’t sacrifice quality for speed. Understand where others are coming from. It’s not enough to be “right.”

Cultural Workstreams: Goals 1. Better understand and articulate the cultural differentiators across each business unit (i.e. the Pivotal “special sauce” that we want to retain while we transition). 2. Ensure employees feel heard. Develop ongoing channels for employee updates, questions, and feedback around Cultural Integration specifically.

Cultural Workstreams: Actions 1. Better understand and articulate the cultural differentiators across each business unit (i.e. the Pivotal “special sauce” that we want to retain while we transition). 2. Ensure employees feel heard. Develop ongoing channels for employee updates, questions, and feedback around Cultural Integration specifically. AMAs (Monthly) AMAs, across time zones, to create a forum ongoing dialogue. Feedback Form (Ongoing) Open form for Pivots to share feedback, comments, concerns. Listening Tour (October) Meetings with leadership, management, ICs and HR across BUs and ERGs.

Cultural Workstreams: Process Seeking to Learn: How do Pivotal’s values show up on your team? Phase 1: Articulate Pivotal cultural values and differentiators. Phase 2: Discover VMware cultural values and differentiators. Which practices or ceremonies are essential to your team’s culture? Phase 3: Synthesize and share learnings. What are your team’s cultural differences or “special sauce”? Outcome: We are better prepared to have integration conversations with respect to all other workstreams. What parts of your team’s culture need to evolve?

Anti-goal: Writing a book about Pivotal’s culture

Cultural Workstreams: Milestones Pre-close period* Post-close period Sep. Oct. Nov. Q4* Align on workstream approach, goals and tactics. Begin Listening Tour and monthly AMAs. Synthesize and share Listening Tour takeaways. Begin tactical integration efforts with counterparts. Ongoing discovery with Pivotal and Ongoing discovery with Pivotal and VMW. Ongoing discovery with Pivotal and VMW. VMW. *Target close date still unknown. 12-to-18 month integration process.